EXHIBIT 10.38
AMENDMENT SEVEN TO THE
TANDY BRANDS ACCESSORIES, INC.
EMPLOYEES INVESTMENT PLAN
     WHEREAS, Tandy Brands Accessories, Inc. (the “Company”) previously established the Tandy Brands Accessories, Inc. Employees Investment Plan (the “Plan”) effective as of January 1, 1991; and
     WHEREAS, the Plan provides at Section 15.1 that the Company reserves the right to amend the Plan; and
     WHEREAS, the Plan has been amended from time to time since its establishment; and
     WHEREAS, the Plan requires amendment to incorporate certain regulatory and legislative changes relating to final regulations issued by the Internal Revenue Service on December 29, 2004 under Code Sections 401(k) and 401(m) (the “Final 401(k) Regulations”), which are required to be adopted with an effective date of January 1, 2006; and
     WHEREAS, the Company intends this amendment as good faith compliance with the requirements of the Final 401(k) Regulations.
     NOW THEREFORE, the Plan is hereby amended effective January 1, 2006, as follows:
     1. Section 4.4 is hereby amended by adding a new paragraph to the end of such section to read as follows:
     In determining the amount of income allocable to excess deferrals, any reasonable alternative method of calculating income allocable to excess deferrals may be utilized, including the safe harbor method. Income from the end of the Plan Year through a date that is no more than seven (7) days before the actual date of distribution (“gap period” income) will also be calculated and distributed with such excess deferrals.
     2. Section 4.5 is hereby amended by adding a new paragraph to the end of such section to read as follows:
     In determining the amount of income allocable to excess contributions which are being distributed pursuant to the preceding paragraphs, any reasonable alternative method of calculating income allocable to excess contributions may be utilized, including the safe harbor method. Income from the end of the Plan Year through a date that is no more than seven (7) days before the actual date of distribution (“gap period” income) will be calculated and distributed with such excess contributions.

     3. Section 4.6 is hereby amended by adding a new paragraph to the end of such section to read as follows:
     In determining the amount of income allocable to excess aggregate contributions which are being distributed or forfeited pursuant to the preceding paragraphs, any reasonable alternative method of calculating income allocable to excess aggregate contributions may be utilized, including the safe harbor method. Income from the end of the Plan Year through a date that is no more than seven (7) days before the actual date of distribution (“gap period” income) will also be calculated and distributed with such excess aggregate contributions.
     4. Section 13.7 is hereby amended by replacing the end of such section (relating to expenses for which a hardship withdrawal may be taken) in its entirety to read as follows:
     Expenses which may warrant approval of a Participant’s request for a hardship withdrawal include:
(i)	Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(a) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) for the Participant, the Participant’s spouse or dependents (as defined in Code Section 152);

(ii)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(iii)	Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in Code Section 152 without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B));

(iv)	Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of that residence;

(v)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Section 152(d)(1)(B));

(vi)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(vii)	Such other purposes as permitted by the Commissioner of Internal Revenue.

     IN WITNESS WHEREOF, this Amendment has been executed effective the 1st day of January, 2006.

TANDY BRANDS ACCESSORIES, INC.

By: Name:	/s/ Mark J. Flaherty Mark J. Flaherty
Title:	Chief Financial Officer

3